Exhibit 10.1

27th September 2016

BJ Bentong Trading ( 002116508-T )

Lot 34 & 35, Kawansan Perindustrian Bentong,

28700 Bentong, Pahang.

Attn : Mr.Liew

Dear Sir,

Re:	Mutual Termination by BJ Bentong Trading Agreement for rental of Oil Palm Land dated 21" September 2015 between Virtual Setup Sdn Bhd and BJ Bentong Trading ("Agreement ")
Property : All those piece of agricultural lands planted with oil palm trees held under Geran 7800 Lot 1552, Geran 10602 Lot 3694, Geran 10603 Lot 3695 and Geran 10604 Lot 3696, all in the mukim of Teras, Daerah Raub, Negeri Pahang ( excluding the area of agriculture land not planted with oil palm and a unit of bungalow house erected under Geran 10604 Lot 3696, Mukim Teras, Daerah Raub, Negeri Pahang )

We refer to the above matter and the Agreement for rental of Oil Palm Land dated 21st September 2015 between Virtual Setup Sdn Bhd and BJ Bentong Trading ("Agreement ") and our meeting on 24th September 2016 ( Meeting ).

Pursuant to our meeting, you have request for our agreement for you to terminate the Agreement. We are agreeable to your request on the condition that :

a)	The two (2) months deposit of RM70,000.00 shall be forfeited by the Landlord ;
b)	You shall remove all your machinery/tools and peacefully yield up/return the Property to us no later than 30th September 2016 ;
c)	All your staff and labourer shall leave the Property no later than 30th September 2016 ;
d)	You shall for a period of six (6) months after the termination of this Agreement indemnify and keep us indemnified against all and any damages, loss, expenses or other cost on the Property and/or on the Palm Oil trees irrespective of whether the damage on the Property and/or the Palm Oil trees arises as a result of the act, omission or negligence by you, your staff, agent and/or representatives.

Thank you.

Yours sincerely,

VIRTUAL SETUP SDN BHD

/s/ DATO'STANLEY WONG WENG KUNG

DATO'STANLYEY WONG WENG KUNG

Chief Executive Officer

Acknowledgement and Agreement

In consideration to our mutual termination of the Agreement pursuant to your letter to us dated 27th September 2016, I/we LIEW CHEE CHOY (NRIC No.) 700602-06-5221 the representative of BJ Bentong Trading hereby agreed as follows :

a)	Our two (2) months deposit of RM70,000.00 shall be forfeited by you ;
b)	We shall remove all our machinery/tools and peacefully yield up/return the Property to us no later than 30" September 2016 ;
c)	All my staff and labourer shall leave the Property no later than 30th September 2016 ;
d)	I/we shall for a period of six (6) months after the termination of this Agreement indemnify and keep you indemnified against all and damages, loss, expenses or other cost on the Property and/or on the Palm Oil trees irrespective of whether the damage on the Property and/or the Palm Oil trees arises as a result of the act, omission or negligence by me, my staff, agent and/or representatives.

Thank you.

Signed by: BJ Bentong Trading

/s/ Liew Chee Choy

MR ..LIEW CHEE CHOY

Date: 29/9/16